***For Scheduled Release on Feb. 23, 2024, at 4:00 p.m. Eastern***

FOR: ZIONS BANCORPORATION                        Contact: Shannon Drage
One South Main Street                            Director of Investor Relations
Salt Lake City, Utah                            Tel: (801) 844-8208
Harris H. Simmons
Chairman/Chief Executive Officer

Leadership Changes Announced at Zions Bank, Zions Bancorporation

SALT LAKE CITY, Feb. 23, 2024 — Zions Bancorporation (NASDAQ: ZION) today announced several leadership changes which will become effective on April 1, 2024, at Zions Bank, Zions Bancorporation’s largest banking division, and at the parent company:

•A. Scott Anderson, who has served as president and CEO of Zions Bank since 1998, will retire from his managerial duties following a 33-year career with the bank. Scott will become non-executive chairman of Zions Bank.
•Paul E. Burdiss, who has served as Zions Bancorporation’s executive vice president and chief financial officer since 2015, will succeed Mr. Anderson as president and CEO of Zions Bank.
•R. Ryan Richards will become executive vice president and chief financial officer of Zions Bancorporation, having served as the company’s corporate controller for the past two years.
•Thomas E. Laursen, Zions Bancorporation’s general counsel, will retire and be succeeded by Rena Miller, who is currently the company’s deputy general counsel.
Harris H. Simmons, Zions Bancorporation’s Chairman and CEO, stated, “It’s with more than the usual measure of appreciation that I extend my heartfelt thanks to Scott Anderson for his years of service to Zions Bank. Scott Anderson came to Zions 33 years ago from a prominent role at Bank of America, and in the years since, his leadership has been instrumental in the bank’s becoming Utah’s leading full-service commercial bank, with a strong presence in Idaho and Wyoming. He has also been a community leader without equal, serving on non-profit boards too numerous to count, and contributing his time, talents, and prodigious energy in tackling important challenges, both locally and nationally. I’m pleased that he’ll be continuing in a part-time role in helping to serve the needs of our community.”

Mr. Simmons continued, “All of us at Zions Bancorporation are also deeply grateful for the wisdom and leadership demonstrated by Thom Laursen, who has expertly helped us navigate the many statutory and regulatory issues attendant to both our growth and the evolving legal landscape in the banking industry.”

Mr. Simmons said, “I’m pleased that each of these executive roles are being filled with highly qualified members of our own team:

•Paul Burdiss has served very capably as our chief financial officer for the past nine years, having previously served as corporate treasurer at SunTrust Banks, Inc. in Atlanta, and before that as executive vice president, treasurer, and director of investor relations at Comerica, Inc., in Dallas. Mr. Burdiss is a graduate of Michigan State University in finance, and holds an MBA degree from the University of Michigan.
•Ryan Richards has served as our corporate controller for three years, and was previously chief accounting officer and director of investor relations at Truist Financial Corporation in Charlotte, NC, and corporate controller at SunTrust Banks, Inc. in Atlanta. His previous work experience

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includes positions at the Financial Accounting Standards Board; KPMG L.L.P. in Dallas and New York; the International Accounting Standards Board in London, England; the Federal Reserve Board’s Division of Banking Supervision and Regulation in Washington, D.C.; and the Bank for International Settlements, Basel Committee on Banking Supervision, in Basel, Switzerland. He graduated from Texas A&M University with a bachelor’s degree in accounting and a Master of Science in finance.
•Rena Miller has served in legal roles with Zions Bancorporation for 14 years, including as deputy general counsel since 2015. She was previously of counsel to Mrs. Fields Famous Brands, LLC and at Jones Waldo Holbrook & McDonough, both in Salt Lake City. She holds bachelor’s and master’s degrees from the University of Utah, where she also received her J.D degree.”

Mr. Simmons concluded, saying “I look forward to working with these trusted colleagues, and know they will bring a great deal of energy, and fresh perspectives and insights in their new roles.”
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with 2023 net revenue of $3.1 billion and approximately $87 billion in total assets. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 Indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.

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